Exhibit 23.4

CONSENT OF RYDER SCOTT COMPANY, L.P.

We have issued our report dated January 16, 2015 for the year ended December 31, 2014 on estimates of proved reserves and future net cash flows of certain oil and natural gas properties located in the Utica Shale of Eastern Ohio of Gulfport Energy Corporation (“Gulfport”). As independent oil and gas consultants, we hereby consent to the incorporation by reference of our report and the information contained therein and information from our prior reserve reports in this Form S-8 (this “Form S-8”) and to all references to our firm in this Form S-8.

RYDER SCOTT COMPANY, L.P.

By:	/s/ RYDER SCOTT COMPANY, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

August 25, 2015

Oklahoma City, Oklahoma